Exhibit 10.2

HOME FEDERAL BANK

Third Amended and Restated Long-Term Incentive Plan

Purpose

The purpose of the Home Federal Bank (“Bank”) Third Amended and Restated Long-Term Incentive Plan (“Plan”) is to reward key managers for the attainment of longer term goals of the Bank.  The reward will be in the form of stock appreciation rights, stock options and/or restricted stock of the common shares of the Bank’s holding company, HF Financial Corp.  This Plan amends, restates, replaces and supersedes the Bank’s existing Long-Term Incentive Plan.

The Plan is designed to reward key managers for performance over a period of longer than one (1) year.  The Plan also is designed to enable the Bank to attract and retain key management talent.

The purpose of this Plan is to measure performance and to award Executives with stock appreciation rights, stock options and/or restricted stock based upon their performance.  All stock appreciation rights, stock options and/or restricted stock awarded will be governed by the terms of the HF Financial Corp. 2002 Stock Option and Incentive Plan.

Participation

The Plan is for selected management staff of Home Federal Bank.  Participation in this Plan will be recommended by the Chairman and CEO and approved by the Personnel, Compensation and Benefits Committee of the Board of Directors.  Participation in any one year does not guarantee the participation in future years or at the same award level.

New hires to the Corporation and individuals promoted to assignments which by virtue of their responsibilities may be otherwise eligible to participate in this Plan, may only participate with the approval of the Chairman and CEO.  New participants in this Plan may be added only at the start of each Plan Year.

Performance Measure, Award Levels and Award Payment

The annual performance measure, award levels and award payment provisions are determined by the Personnel, Compensation and Benefits Committee.

Termination of Employment

If the employment of a Plan participant terminates during the fiscal year for which performance is being measured and which might result in an award, all rights to an award under this Plan are forfeited.  Once stock appreciation rights, stock options and/or restricted stock have been awarded, the terms of the HF Financial Corp. 2002 Stock Option and Incentive Plan shall control.

Administration and Interpretation of Plan

The Plan shall be administered by the Chairman and CEO of the Bank whose actions will be subject to the approval of the Personnel, Compensation and Benefits Committee in material matters.  The role of the Committee shall be to approve the Home Federal Bank’s Long-Term Incentive Plan, approve the annual target goal, approve Plan participants and (at the end of the Plan Year) approve the distribution of the incentive payment to all participants.  The Plan Administrator is charged with the effective administration of the Plan including the interpretation in instances where the Plan is silent.

The Personnel, Compensation and Benefits Committee reserves the right, from time to time, to prescribe rules and regulations at such time and in such manner as it may deem appropriate.

Amendment/Termination of Plan

The Plan may be amended and shall be interpreted by the Personnel, Compensation and Benefits Committee of the Board of Directors, and its interpretation shall be final and binding on participant and all other parties of interest.  The Plan may be terminated at any time as the Personnel, Compensation and Benefits Committee of the Board of Directors approves.  Plan participants will be notified as soon as possible in the event of an amendment or terminations occurs.

Employment

The Plan is not intended as an Employment Agreement.  The Plan does not restrict the rights of the Bank to terminate the employment of a Plan participant at any time and without any obligation under the Plan.

Conversion of Options

Participants in this Plan who have the right in September 2005 to be issued options for the purchase of shares based on performance during the fiscal year ending June 30, 2005, are hereby authorized to convert such right into the right to be  issued shares of restricted stock at a rate of four option shares into one restricted share.  Participants eligible for such conversion must notify the Bank in writing on or before June 30, 2005 of their election to make such conversion, except for participants who are 55 or older who have until July 11, 2005 to make such election.  All restricted shares will be subject to the terms of the HF Financial Corp. 2002 Stock Option and Incentive Plan.

Legal Requirements

The Plan will be administered in accordance with all federal, state and local statutory requirements.

Effective Date

This Amendment and Restatement becomes effective July 26, 2005.

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The undersigned, an authorized executive officer of the Bank, certifies that this is the Home Federal Bank Third Amended and Restated Long-Term Incentive Plan amended and restated on July 26, 2005.

HOME FEDERAL BANK

By:	/s/ Darrel L. Posegate
	Darrel L. Posegate	(printed name)
Its:	Executive Vice President and Chief Financial Officer	(printed title)

HOME FEDERAL BANK

Designation of Beneficiary

I hereby designate the following beneficiary and confer upon him/her any and all of my rights under:

(check all that apply)

☐         the HF Financial Corp. 2002 Stock Option and Incentive Plan,

☐         the HF Financial Corp 1991 Stock Option and Incentive Plan,

☐         the Home Federal Bank Long Term Incentive Plan, as amended,

and any Stock Appreciation Rights, Stock Option, Restricted Stock or other Award Agreements issued thereunder:

Primary Beneficiary

Contingent Beneficiary

The right to revoke or change this beneficiary designation is hereby reserved.  All prior designations (if any) of beneficiaries are hereby revoked.

EXECUTED this	day of	, 20

Signature of Participant

Received by Home Federal Bank:

Company Representative	Date